Exhibit 21.1

SUBSIDIARIES OF LIGHTSCAPE TECHNOLOGIES INC.

		Percentage of
	Place of	effective
Name of subsidiary	incorporation	ownership

Tech Team Holdings Limited	The Cayman Islands	100

Tech Team Investment Limited	The British Virgin Islands	100

Tech Team Development (Zhuhai) Limited	The People’s Republic of China	100

Tech Team Development Limited	Hong Kong	100

Luminous Lighting Technology (Asia) Limited	Hong Kong	100

Grandplex Development Limited	Hong Kong	100

Tech Team (China) Limited	The British Virgin Islands	100

Tomi Fuji Energy Management Services Consultants Limited	Hong Kong	100

Beijing Illumination (Hong Kong) Limited	Hong Kong	76.8

Beijing Aihua New Enterprise Lighting Appliance Company Limited	The People’s Republic of China	76.8

Tomi Fuji Energy Pte. Limited	Singapore	80

Powerland Technology Limited	The British Virgin Islands	100

Lightscape Technologies (Macau) Limited	Macau	100

Lightscape Technologies (Greater China) Limited	Hong Kong	100

Pro Shing Construction Team Macau Limited	Macau	80

Golden Cypress Limited	The British Virgin Islands	100

Media AV International Pte Limited	Singapore	100